Exhibit (d)(19)

ELEVENTH AMENDMENT TO SCHEDULE A TO THE EXPENSE LIMITATION AGREEMENT

Fund	Share Class	Operating Expense Limit (%)	Termination Date[1]
Emerging Markets Fund	Class A	1.50%	August 31, 2018
	Class C	2.25%
	Class I	1.25%
Asia Fund	Class A	1.50%	August 31, 2018
	Class C	2.25%
	Class I	1.25%
Emerging Markets Great Consumer Fund	Class A	1.50%	August 31, 2018
	Class C	2.25%
	Class I	1.25%
Asia Great Consumer Fund	Class A	1.50%	August 31, 2018
	Class C	2.25%
	Class I	1.25%
Emerging Markets Corporate Debt Fund	Class A	0.80%	August 31, 2019
	Class C	1.55%
	Class I	0.55%

Date: July 21, 2010

Amended: April 5, 2011

Amended: December 19, 2011

Amended: June 18, 2012

Amended: August, 28, 2013

Amended: June 16, 2014

Amended: June 22, 2015

Amended: September 22, 2015

Amended: June 20, 2016

Amended: June 19, 2017

___________________

1 The Expense Limitation Agreement shall continue in effect through August 31, 2018 and for annual periods ending on August 31 thereafter unless terminated pursuant to the Term and Termination provisions set forth in Amendment No. 1 to the Expense Limitation Agreement dated December 20, 2010.

IN WITNESS WHEREOF, the parties hereto cause this instrument to be executed as of the last amended date written above.

MIRAE ASSET DISCOVERY FUNDS		MIRAE ASSET GLOBAL INVESTMENTS (USA) LLC

By: /s/ Peter T.C. Lee		By: _/s/ Robert Shea
Print Name:	Peter T.C. Lee	Print Name:	Robert Shea
Title:	President & Trustee	Title:	Chief Operating Officer